Exhibit 10.24.2
RESOLUTIONS
OF THE BOARD OF DIRECTORS
OF APPLETON PAPERS INC.

WHEREAS, Appleton Papers Inc. (the “Company”) sponsors the Appleton Papers Inc. Retirement Savings and Employee Stock Ownership Plan, as amended and restated as of January 1, 2009, and as further amended (the “Plan”), for the exclusive benefit of its eligible employees and their eligible beneficiaries;

WHEREAS, pursuant to Section 9.1 of the Plan, the Company by action of its Board of Directors, reserves the right to amend the Plan in whole or in part, at any time or from time to time; and

WHEREAS, the Company desires to amend the Plan, effective March 1, 2011 (with certain other effective dates) as set forth herein.

NOW, THEREFORE, BE IT:

RESOLVED, that the amendments to the Appleton Papers Inc. Retirement Savings and Employee Stock Ownership Plan, as amended and restated as of January 1, 2009, and as further amended as follows (the “Plan”), be, and they hereby are, approved and adopted, effective March 1, 2011 (with certain other effective dates set forth therein):

Section 3.3(c) is amended by restating subsection (5) thereof in its entirety as follows:
(5)
Allocation of Mandatory Profit Sharing Contributions.  A Mandatory Profit Sharing Contribution, based upon the schedule set forth below, shall be allocated to the Non-ESOP Profit Sharing Account of each Participant who: (A) effective beginning April 1, 2008, has made an affirmative election to cease accruing benefits under the Appleton Papers Inc. Retirement Plan; (B) was ineligible to commence participation in the Appleton Papers Inc. Retirement Plan because of the freezing of the participation provisions of such plan; (C) was ineligible to commence participation in the Appleton Papers Inc. Retirement Plan because such Participant did not qualify as an “Eligible Employee” under such plan; or (D) ceased to accrue benefits under the Appleton Papers Inc. Retirement Plan upon such Participant’s transfer from a Bargaining Unit Employee to a salaried employee or to a non-union hourly employee.  Notwithstanding the foregoing, Participants who do not make the affirmative election referenced in (A) immediately above and who otherwise meet the eligibility criteria set forth herein, shall be eligible for this Mandatory Profit Sharing Contribution beginning March 1, 2011.  Mandatory Profit Sharing Contributions shall be made on each Pay Date to eligible Participants who are employed on the Pay Date based upon their Covered Compensation for the applicable Pay Period, based upon their age in years on their birthday that occurs during the Plan Year and based upon their Service in whole years on their Service anniversary date that occurs during the Plan Year in accordance with the following schedule:

Age + Service	Mandatory Profit Sharing Contribution
< 35	1% of Covered Compensation
35-49	2% of Covered Compensation
50-64	3% of Covered Compensation
65-79	4% of Covered Compensation
80 or more	5% of Covered Compensation

Effective January 1, 2010, Mandatory Profit Sharing Contributions shall be made on each Pay Date to eligible Participants based upon their Covered Compensation for the applicable Pay Period, based upon their age in years on their birthday that occurs during the Plan Year and based upon their Service in whole years on their Service anniversary date that occurs during the Plan Year, in accordance with the preceding schedule, regardless of whether such Participant is employed on the relevant Pay Date.

Further effective January 1, 2010, in determining a Participant’s Service for purposes of this Section 3.3(c)(5), that portion of any Participant’s Period of Service during which the Participant was classified as a “temporary employee” on the Company’s payroll system shall be disregarded.

Notwithstanding the foregoing, a Mandatory Profit Sharing Contribution shall not be made with respect to a Participant who (a) incurs a Disability and/or (b) is an HCE, unless the Committee determines, in its complete discretion, that such application will not cause the Plan in operation to discriminate in favor of HCEs and thereby fail to comply with Section 401(a)(4) of the Code.

FURTHER RESOLVED, that the officers of the Company and/or the Plan’s ESOP Administrative Committee, be, and each of them hereby is, authorized and directed to do or to cause to be done all further acts and things as they or any of them shall deem necessary or advisable or convenient and proper in connection with or incidental to the consummation and carrying into effect of the transactions contemplated by the foregoing resolution, including the incorporation of the amendments into an Amendment and Restatement of the Plan and/or the execution, acknowledgment and delivery of any and all certificates, instruments or documents which may be reasonably required or which may be considered supplemental thereto, and that all such actions so taken be and they hereby are ratified, approved, confirmed and adopted.

FURTHER RESOLVED, except as set forth above, the Plan is ratified and confirmed in its entirety.

Certificate of Secretary

Appleton Papers Inc.

I, Tami L. Van Straten, duly elected and acting Secretary of Appleton Papers Inc., hereby certify that the attached amendment to the Retirement Savings and Employee Stock Ownership Plan was duly adopted at a meeting of the Board of Directors of Appleton Papers Inc. on December 8, 2010.

In witness whereof, I have executed this Certificate on December 13, 2010.

/s/ Tami L. Van Straten
Tami L. Van Straten